Exhibit 10.3

September 30, 2026

Jill M. Broadfoot

RE: Separation Agreement

Dear Jill:

This letter sets forth the substance of the separation agreement (the “Agreement”) that aTyr Pharma, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be September 30, 2026 (the “Separation Date”). Upon the Separation Date, you will be deemed to have resigned from any roles or positions you hold with the Company and any of the Company’s affiliates, parents or subsidiaries and you agree to upon reasonable request to execute and deliver to the Board of Directors of the Company (the “Board”) the resignation letter attached as Exhibit A (the “Resignation Letter”).
2.
Accrued Salary. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
3.
Severance Benefits. In consideration of your timely execution and non-revocation of this Agreement and compliance with your continuing obligations to the Company hereunder and under any agreement, plan or policy (collectively, the “Severance Requirements”), the Company will provide you with certain severance benefits described in Section 1 of the Company’s Executive Severance and Change in Control Policy (the “Severance Policy”) attached hereto as Exhibit B, on terms as set forth in this Section. In accordance with the Severance Policy, the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)
Base Salary. You shall receive an aggregate cash amount equal to twelve (12) months of your base salary in effect as of the Separation Date (the “Severance Period”). Subject to your execution and non-revocation of this Agreement, this amount will be paid to you in equal monthly installments (in the amount of $40,495.22) over the Severance Period in accordance with the Company’s standard payroll practices. Payments will commence on the first regular payroll date following the Effective Date, provided that the initial payment will be retroactively applied to cover the period between the Separation Date and the first payroll date.
(b)
Additional Payment. The Company will make an additional payment to you in the amount of $3,675.19 per month, until the earliest of (i) the end of the Severance Period, (ii) the expiration of your eligibility for the continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period, the “Additional Payment Period” and such benefit, the “Additional Payments”). The Additional Payments are intended, among other things, to credit you for the portions of your COBRA premiums equivalent to what

10240 Sorrento Valley Road, #300

San Diego, CA 92121

858-731-8389

Jill M. Broadfoot
September 30, 2026

the Company was paying immediately prior to the Separation Date, and you may, but are not required to, use the Additional Payments toward COBRA premiums. The Additional Payments will be subject to standard payroll deductions and withholdings and will be paid on the first ordinary payroll date of each month during the Additional Payment Period, provided however, that the first installment of the Additional Payments will be made on the Company’s first ordinary payroll date following the Effective Date, as defined below (such first payment date, the “Severance Pay Commencement Date”), provided the Company has received the executed Agreement from you on or before that date and the Agreement is no longer subject to revocation. On the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Additional Payments under this Section 3(b) that the Company would have paid you through such date had the payments commenced on the Separation Date through the Severance Pay Commencement Date. The remaining installments will occur on the Company’s regularly scheduled payroll dates thereafter. For purposes of this Section, references to COBRA shall be deemed to refer also to analogous provisions of state law. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.
(c)
Consulting Agreement. The Company hereby offers you the opportunity to be retained as a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit C. To accept this offer, you must sign and return the Consulting Agreement at the same time you sign and return this Agreement. For the avoidance of doubt, the Consulting Agreement will not become effective until the later of October 1, 2026 or the Effective Date, and if this Agreement does not become effective then the Consulting Agreement shall be null and void.
(d)
Equity Vesting. The Company will provide enhanced vesting of your stock options, according to the terms of Section 5 of this Agreement.
(e)
Extension of Exercise Window. If the Consulting Agreement becomes effective, the exercise window under the Equity Documents for any vested portion of the Equity Grants (after accounting for any applicable accelerated vesting described in Section 1 of the Severance Policy if this Agreement becomes effective) shall be extended until the three (3) month anniversary of the termination of the Consulting Agreement. For purposes of clarification, your unvested Equity Awards (after taking into account the vesting acceleration described in Section 1 of the Severance Policy) terminated as of your Separation Date and will not continue vesting during the consulting period.
4.
Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on either the Separation Date or the last day of the month in which the Separation Date occurs, depending on the terms of the applicable plan. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If applicable, deductions for the 401(k) Plan (if any) will end with your last regular paycheck.

Jill M. Broadfoot
September 30, 2026

5.
Equity Awards.
(a)
You were granted certain equity awards, pursuant to the Company’s 2015 Stock Option and Incentive Plan, as amended (the “Plan”), and your award agreements (together, the “Equity Documents”), as set forth on Exhibit D (collectively, the “Awards”). The awards will remain subject to the terms of the Plan and the Equity Documents, including any terms with respect to post-termination exercise periods (as may be modified by the Board in accordance with Section 3(e) above).
(b)
If you comply fully with the Severance Requirements, then notwithstanding the terms of the Equity Documents, the unvested shares subject to the Awards subject to time-based vesting that were scheduled to vest through the date that is twelve (12) months following the Separation Date, had you remained continuously employed by the Company during such period, will be automatically vested as of the Separation Date.
6.
Section 409A.
(a)
Notwithstanding anything to the contrary herein, the following provisions apply to the extent the Severance Benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid taxation under Section 409A. Severance Benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of taxation under Section 409A. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of the Severance Benefits may preclude the ability of the Severance Benefits provided under this Agreement to qualify for an exemption.
(b)
It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

Jill M. Broadfoot
September 30, 2026

7.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on, before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
8.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.
Release of Claims.
(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, investors, administrators, attorneys, benefit plans, plan administrators, professional employer organization or co-employer, trustees, divisions, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Releasees”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment or relationship with the Releasees or the termination of that employment or relationship; (b) all claims related to your compensation or benefits from the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, all as amended. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already

Jill M. Broadfoot
September 30, 2026

entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner, but no sooner than the Separation Date); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit E.
(d)
Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)
Exceptions. Notwithstanding the foregoing, you are not releasing the Releasees hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or any of the other Releasees, any valid fully executed indemnification agreement with the Company or any of the other Releasees, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.
(f)
Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement is not intended to and does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that you have reason to believe is unlawful; or (ii) waives

Jill M. Broadfoot
September 30, 2026

any rights you may have under Section 7 of the National Labor Relations Act to engage in protected concerted activity, including speech.
10.
Return of Company Property. Within five (5) days following the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part), unless the Company confirms in writing that you can keep any such materials and proprietary or confidential information of the Company during the term of the Consulting Agreement. You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed.
11.
Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Nondisclosure and Assignment Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit F and incorporated herein by reference. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
12.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
13.
Mutual Non-Disparagement. Except to the extent permitted by the “Protected Rights” provision above, both you and the Company agree not to disparage the other party, and the other party’s

Jill M. Broadfoot
September 30, 2026

officers, directors, employees, shareholders and agents, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information to the extent required by legal process or in connection with a government investigation. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights” or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
14.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
15.
Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
16.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
17.
Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
18.
Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both

Jill M. Broadfoot
September 30, 2026

you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. You have the right to consult with an attorney before signing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return the Agreement within that timeframe.

We wish you the best in your future endeavors.

[signatures to follow on next page]

Sincerely,

aTyr Pharma, Inc.

By: /s/ Danielle Campbell

Danielle Campbell

Vice President, Human Resources

I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.

/s/ Jill M. Broadfoot

Jill M. Broadfoot

01-Oct-2026

Date

Exhibit A – Resignation Letter

Exhibit B – aTyr Pharma, Inc. Executive Severance and Change in Control Policy

Exhibit C – Consulting Agreement

Exhibit D – Equity Award Summary

Exhibit E – ADEA Disclosure

Exhibit F – Employee Nondisclosure and Assignment Agreement

CONSIDERATION PERIOD

I, Jill M. Broadfoot, understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on August 17, 2026. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period. I understand that I am not permitted to sign prior to the Separation Date.

Agreed:

__________________________________________

Signature

__________________________________________

Date